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FOR IMMEDIATE RELEASE

RMH ANNOUNCES THIRD QUARTER RESULTS WITH 21% REVENUE INCREASE

NEWTOWN SQUARE, PA – July 30, 2003 – RMH Teleservices, Inc. (Nasdaq NMS: RMHT), a provider of customer relationship management services, today announced that net revenues for the three months ended June 30, 2003 increased 21% to $68.7 million from $56.6 million in the same period of the prior year.

For the third quarter of fiscal 2003, the Company reported a net loss of $4.3 million or a $0.31 loss per diluted share compared to a net loss of $14.4 million or a $1.07 loss per diluted share for the third quarter of fiscal 2002. During the third quarter of 2003, the Company’s results were impacted by lower revenue growth due to a decline in outbound capacity following implementation of new telemarketing legislation and lower-than-expected demand from clients, and the strengthening of the Canadian dollar compared to the U.S. dollar. The effect of the currency fluctuation negatively impacted operating results by approximately $2.0 million. In addition, the Company recorded a charge of approximately $1.0 million in connection with its previously announced closure of several outbound facilities in the United States. The Company also incurred approximately $2.0 million of expense associated with the transition of outbound capacity to inbound capacity and offshore expansion initiatives.

For the nine months ended June 30, 2003, net revenues increased 26% to $220.1 million from $174.5 million in the same period of the prior year. The Company reported a year-to-date net loss of $4.7 million or a $0.35 loss per diluted share compared to a net loss of $17.7 million or a $1.35 loss per diluted share for the same period in the prior year.

John A. Fellows, Chief Executive Officer, stated, “Our financial performance for the quarter was impacted by the new telemarketing regulations, the migration of business from outbound to inbound services, our launch in the Philippines, and the significant strengthening of the Canadian dollar. We believe that our strategy of shifting the focus of the business to service-oriented opportunities and offering services overseas is the right strategy and that our client relationships make us well positioned to operate successfully. During the fourth quarter, we expect to reduce exposure to currency fluctuation by implementing changes to our hedging program and restructuring certain service agreements.”

Mr. Fellows added, “During the quarter, we continued to ramp new business with two major inbound clients in facilities that were previously dedicated to sales-oriented outbound business. We have also begun to take directory assistance calls in the Philippines, and will be building out those operations rapidly over the next several quarters.”

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July 30, 2003

John R. Schwab, Chief Financial Officer, commented, “Given the continued volatility of U.S. versus Canadian exchange rates, the transition from outbound to inbound services, and the modification of certain client contracts, it is difficult for us to assess the potential impact of these variables on the Company’s financial performance in the fourth quarter; however, we expect revenues to be in the range of $65 to $70 million and expect financial results to improve modestly over the third quarter of 2003.

Mr. Fellows concluded, “As we continue to build our pipeline for new business, our entire management team remains focused on operating at optimum efficiency levels in North America while accelerating our growth into international markets. Our entry into the Philippines is the first step in our strategy to grow with our clients on a worldwide basis. This market presents us with another opportunity to provide clients with high quality services with an even lower cost of delivery.”

Conference Call

Management will conduct a conference call focusing on the financial results for the quarter at 9:00 a.m. ET on Thursday, July 31, 2003. Interested parties may participate in the call by dialing 800-863-1575 (973-582-2866 for international callers) approximately 10 minutes before the call is scheduled to begin. The conference call will also be broadcast live over the Internet via the Investor Information section of the Company’s Web site – www.rmh.com. Go to the web site at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived on the Company’s Web site.

About RMH

RMH is a provider of customer relationship management services for major corporations in the technology, telecommunications, financial services, insurance, retail, transportation and logistics industries. Founded in 1983, the Company is headquartered in Newtown Square, Pennsylvania, employs approximately 11,500 people and has approximately 7,400 workstations across 14 facilities throughout the United States, Canada and the Philippines. To learn more about RMH, please reference the Company’s Web site at www.rmh.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about RMH’s outlook and all other statements in this release other than historical facts are forward-looking statements. These statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from expected results. Forward-looking statements include information about possible or assumed future financial results of the Company and usually contain words such as “believes,” intend,” “expects,” “anticipates,” or similar expressions. The risks and uncertainties that may affect the disclosures contained herein include, but are not limited to: (i) reliance on principal client relationships in the insurance, financial services, telecommunications, retail, technology, and transportation/logistics industries; (ii) fluctuations in quarterly results of operations due to the timing of clients’ telemarketing campaigns, the commencement and expiration of contracts, unanticipated delays to the opening of new call centers and expansion of existing call centers, the amount of new business generated by the Company, changes in the Company’s revenue mix among its various customers, bonus arrangements continuing to be negotiated with clients, and if negotiated, any amount being earned, the timing of additional selling, general and administrative expenses to acquire and support such new business, and changes in competitive conditions affecting the telemarketing industry; (iii) difficulties of managing growth profitably; (iv) dependence on the services of the Company’s executive officers and other key operations and technical personnel; (v) changes in the availability of qualified employees, particularly in new or more cost-effective locations; (vi) currency fluctuations, particularly fluctuations in U.S. dollar and Canadian dollar exchange rates; (vii) delivery on a timely basis and performance of automated call-processing systems and other technological factors; (viii) reliance on independent long-distance companies; (ix) changes in government regulations affecting the teleservices and telecommunications industries; (x) competition from other

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July 30, 2003

outside providers of teleservices and in-house telemarketing operations of existing and potential clients; (xi) competition from providers of other marketing formats, such as direct mail and emerging strategies such as interactive shopping and marketing over the Internet; (xii) changes in relationships with credit providers and lenders; (xiii) realization of revenues and unexpected expenses; (xiv) general and local economic conditions; (xv) risks associated with doing business abroad; (xvi) impact of labor relations difficulties; and (xvii) the Company’s relationship with MCI WorldCom, whose parent company filed for bankruptcy on July 21, 2002. The factors described in this paragraph and other factors that may affect RMH, its business or future financial results, are discussed in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended September 30, 2002. All forward-looking statements included in this release are made as of the date hereof, and RMH assumes no obligation to update this document as a result of new information or future events.

For Additional Information, Please Contact:
RMH Teleservices, Inc.	Investor Relations:
John R. Schwab, CFO	The Equity Group Inc.
jschwab@rmh.com	www.theequitygroup.com
(610) 325-3100	Loren G. Mortman (212) 836-9604
lmortman@equityny.com
Lauren Barbera (212) 836-9610
lbarbera@equityny.com

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RMH TELESERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
		As Restated	As Restated
Net revenues	$68,714	$56,607	$220,096	$174,451
Operating expenses:
Cost of services	59,632	47,468	182,497	140,953
Selling, general and administrative	12,057	14,133	36,311	37,293
Provision for losses on receivables	(21)	3,797	1,018	6,929
Impairment and restructuring charges	953	4,607	2,902	4,305

Total operating expenses	72,621	70,005	222,728	189,480

Operating loss	(3,907)	(13,398)	(2,632)	(15,029)
Other income (expense)	243	(85)	63	(302)
Interest income	27	33	57	61
Interest expense	(632)	(906)	(2,173)	(2,462)

Loss before income taxes	(4,269)	(14,356)	(4,685)	(17,732)
Income tax expense	—	—	—	—

Net loss	$(4,269)	$(14,356)	$(4,685)	$(17,732)

Basic loss per common share	$(0.31)	$(1.07)	$(0.35)	$(1.35)
Diluted loss per common share	$(0.31)	$(1.07)	$(0.35)	$(1.35)
Shares used in computing basic loss per common share	13,638	13,370	13,574	13,155
Shares used in computing diluted loss per common share	13,638	13,370	13,574	13,155

Note:	The three and nine month periods ended June 30, 2002 have been restated to reflect adjustments to account for certain equipment leases as capital rather than operating leases, to expense costs incurred in connection with the development of internal use software that was previously capitalized, to adjust our provision for income taxes, and for certain other items as described in note 23 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

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RMH TELESERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands except per share amounts)

	June 30, 2003	September 30, 2002
Assets
Current assets:
Cash and cash equivalents	$454	$1,390
Restricted cash	50	1,000
Accounts receivable, net of allowance for doubtful accounts of $4,531 and $5,490, respectively	27,010	30,408
Other receivables	1,071	750
Refundable income taxes	—	54
Prepaid expenses and other current assets	3,986	2,693

Total current assets	32,571	36,295

Property and equipment, net	53,587	52,898
Other assets	9,183	7,348

Total assets	$95,341	$96,541

Liabilities and shareholders’ equity
Current liabilities:
Credit facility	$3,105	$3,546
Current portion of obligation under capital leases	12,345	10,393
Current portion of notes payable	199	98
Accounts payable	8,385	7,570
Accrued expenses and other current liabilities	19,361	16,580

Total current liabilities	43,395	38,187

Long-term liabilities:
Notes payable	557	272
Obligation under capital leases	10,860	17,351
Other long-term liabilities	13,506	9,842

Total long-term liabilities	24,923	27,465

Shareholders’ equity:
Preferred stock, $1.00 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value; 20,000,000 shares authorized, 13,804,830 and 13,740,990 shares issued and outstanding, respectively	84,102	83,878
Common stock warrants	6,736	6,736
Deferred compensation	(529)	(1,231)
Accumulated deficit	(63,231)	(58,546)
Accumulated other comprehensive (loss) income	(55)	52

Total shareholders’ equity	27,023	30,889

Total liabilities and shareholders’ equity	$95,341	$96,541

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